UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Birck, Michael J.

   c/o TELLABS OPERATIONS, INC.
   4951 Indiana Avenue
   Lisle, IL  60532
   USA
2. Issuer Name and Ticker or Trading Symbol
   Tellabs, Inc.
   (TLAB)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
President & Chief Executive Officer, Tellabs Operations, Inc. (Subsidiary of Issuer)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |12/27/|J (1|V|11,000,000        |D  |           |6,827,344 (2)      |D     |                           |
                           |96    |)   | |                  |   |           |                   |      |                           |
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Common Stock               |12/27/|J (1|V|1,000,000         |D  |           |584,000 (2)        |I     |By Spouse                  |
                           |96    |)   | |                  |   |           |                   |      |                           |
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Common Stock               |12/27/|J (1|V|12,000,000        |A  |           |                   |I     |(4)                        |
                           |96    |)   | |                  |   |           |                   |      |                           |
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Common Stock               |12/31/|G   |V|9,200 (3)         |D  |           |11,990,800 (2)     |I     |(4)                        |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |337.376 (2)        |I     |(5)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Transfer of shares to Oak Street Investments, L.P., a limited partnership, in which the reporting person then held an 88% interest and his spouse then held an 8% interest.
(2) All end-of-period figures have been adjusted to account for the 2-for-1 stock split effective November 15,
1996.
(3) Represents gifts by the reporting person and his spouse of limited partnershp interests in Oak Street
Investments, L.P. to ten (10) individuals in the aggregate amount of 736 units (representing 9,200 shares of
Tellabs stock).
(4) Held by Oak Street Investments,
L.P.
(5) These shares are held for the benefit of reporting person in the Tellabs Advantage Plan.
SIGNATURE OF REPORTING PERSON
Michael J. Birck